Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 1

FOR IMMEDIATE RELEASE

Zhongpin Reports Record Results for Third Quarter 2009 and Reduces Guidance Due To Pork Prices and Higher Shares Outstanding

CHANGGE CITY and BEIJING, China, November 9, 2009 /PRNewswire-FirstCall/ — Zhongpin Inc. (“Zhongpin” or “the company”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China (“China”), today reported higher revenues, net income, and diluted earnings per share for the third quarter of 2009.

Zhongpin also reduced its guidance for the full year 2009 because, even though Zhongpin’s sales volume in the third quarter 2009 achieved a record high, pork prices in China are currently not increasing.

Third quarter 2009 highlights:

•	Revenues increased 26.7 percent in the third quarter 2009 to $194.9 million from $153.8 million in the third quarter 2008.

•	Net income increased 30.7 percent to $13.2 million in the third quarter 2009 from $10.1 million in the third quarter 2008.

•	Diluted earnings per share increased 29.4 percent to $0.44 in the third quarter 2009 from $0.34 in the third quarter 2008.

•	The trend for hog and pork prices during the third quarter 2009 turned upward in July and early August, then stabilized at those somewhat higher levels through September.

•
Prior guidance for the year 2009 has been reduced to account for stable but not increasing pork prices and for the higher average number of common shares outstanding because Zhongpin issued 4,600,000 additional common shares on October 15, 2009.

•
Zhongpin announced it has started to construct three cold processing, storage, and distribution centers adjacent to three of its food processing plants in Henan province. Each center will add approximately 20,000 square meters of space and is expected to begin processing in the second quarter of 2010. Initially, about 40 percent of the capacity will handle Zhongpin’s pork and agriculture products, with the remaining 60 percent used to provide storage, processing, and allocation services for other food producers. Total cost for all three centers will be approximately $13.6 million.

•
Construction of two new pork processing plants in Tianjin, which began in April 2009, continued during the quarter. The production lines for chilled and frozen pork products and prepared meat products, with a total of 136,000 metric tons of capacity, are expected to come on line in the first and third quarters of 2010, respectively.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 2

•	Construction of a new pork processing plant in Changge, with 36,000 metric tons of capacity, continued and is expected to come on line in the fourth quarter 2009.

•	Construction of one premium food oil plant in Changge, with 20,000 tons of capacity, continued and is expected to come on line in the second quarter 2010.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, “Our operating and financial performance in the third quarter was encouraging, with higher tonnage on somewhat lower average prices compared with the third quarter of 2008.

“Prices for hog and pork products began to increase in June, continued at higher levels in July and early August, then stabilized at those somewhat higher prices during the second half of the third quarter.

“In the early part of the fourth quarter this year, we have seen only modest changes in hog and pork prices. Because we now believe that pork price increases in the fourth quarter are likely to be less than our previous expectations, we have prudently reduced our guidance for the full year 2009.”

Pricing and tonnage

Based on Zhongpin’s results, average hog and pork prices per metric ton increased sequentially about 14.8 percent in the third quarter from the second quarter of 2009, primarily due to China’s purchases for its national pork reserves, which helped to bring the price of hogs above the breakeven point for farmers. The government’s purchasing policy is based on the relationship of the price of hogs to the price of corn, which is the principal hog feed. The government authorized certain qualified enterprises, including Zhongpin, to acquire hogs and to slaughter, process and stock them as frozen pork.

Market and capacity expansions continue

Mr. Zhu continued, “This year and next we are continuing to implement our strategic plan to sustain the growth we have experienced in the last five years.

“Through 2010, we expect to expand our distribution channels and develop new markets. Through our aggressive marketing campaign, we also expect to increase our brand awareness, customer loyalty, and sales. We are further streamlining our supply chain to create a unified, safe and efficient cold-chain logistics system.”

In January 2009, the Company began operating its new chilled and frozen pork plant in eastern Henan province. It has an annual capacity of approximately 80,000 metric tons.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 3

In April 2009, Zhongpin started processing in its new vegetable and fruit facility in Changge, which has an annual capacity of 30,000 metric tons.

Zhongpin upgraded its pork facility in Changge in August 2009 and added an annual production capacity of 22,000 metric tons for chilled and frozen pork.

In April 2009, it started constructing a new pork production facility in Tianjin that will increase total annual pork production capacity by 136,000 metric tons. The facility is designed to process about 100,000 metric tons of chilled and frozen pork products annually, of which 70% will be chilled pork and 30% frozen pork. The remaining 36,000 metric tons of annual capacity will create prepared pork products. Construction of this state-of-the-art facility is expected to cost about $62.0 million. The new Tianjin facility will include a new warehouse and distribution center and a research and development center, which should improve the company’s product portfolio, support Zhongpin’s cold-chain logistics, and help accommodate the higher production capacity by facilitating efficient distribution. The production lines for chilled and frozen pork products are expected to begin in the first quarter 2010 and reach target utilization in the third quarter of 2010. The prepared pork production line, warehouse, and distribution center should come on line in the third quarter of 2010 and to achieve target utilization in the fourth quarter of 2010. Without causing any interruption to its current marketing and distribution program, Zhongpin will terminate its lease at its existing Tianjin facility after production at the new facility begins. With the addition of the new facility and closing of the leased facility in Tianjin, Zhongpin’s annual chilled and frozen pork production capacity will reach 541,760 metric tons from the current 494,760 metric tons.

The Company has also been constructing a new prepared pork production facility in Changge, which will cost about $21.0 million and will increase its annual prepared pork capacity by about 36,000 metric tons. This facility’s advanced equipment and machinery, which will be imported from top-tier international manufacturers, will produce quick-freeze sausages and other prepared pork products catering to varying consumer tastes. Production should start in the fourth quarter of 2009 and is expected to reach target utilization in the second quarter of 2010.

With the additional prepared pork production capacity from the new Tianjin and Changge plants, Zhongpin’s annual prepared pork products capacity will increase by 133% to approximately 126,000 metric tons from the current 54,000 metric tons.

New cold storage and distribution centers

Zhongpin also announced today that it has started to construct three cold storage and distribution centers for chilled and fresh pork and agricultural products. The centers will be located adjacent to Zhongpin’s processing facilities in Zhumadian, Anyang and Luoyang in China’s Henan province, and will begin operating in the second quarter 2010. Total investment for the centers will be $13.6 million, with an expected payback period of about 6.5 years.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 4

Each center will have more than 20,000 square meters for processing, storage, and allocation workshops. Adjustable multi-temperature multi-level cold storage rooms in each center will provide the best conditions to maintain the highest quality and flavor for a variety of products. Initially, about 40 percent of the capacity will be devoted to Zhongpin’s chilled and fresh pork, with the remaining 60 percent used to provide storage, processing, and allocation services for other food producers. We are currently talking with several of those producers who have shown substantial interest in using our services.

As with Zhongpin’s other new facilities, the centers will have the most modern quality assurance, processing, logistics, and information technology systems.

Government subsidies

During the third quarter of 2009, the Company was notified by China’s National Development and Reform Commission that it would be granted subsidies to help support the Company’s three pork processing plants under construction in Tianjin and Changge and to help support the expansion and further improvement of Zhongpin’s integrated production, cold-chain logistics and information systems. A total of RMB 37.8 million (approximately $5.5 million) in subsidies has been promised. China's policies in 2009 have been encouraging meat processing companies to further modernize and improve their products and processes. Zhongpin applied for the subsidies earlier this year. Since the Company has not yet received these subsidies, no portion of the subsidies was recognized in the Company’s results of operations for the third quarter or for the first nine months of 2009.

Outlook for pork demand in the expanding Chinese economy

Mr. Zhu continued, “In a typical fourth quarter, when cold weather begins and pork consumption increases, we usually expect higher pork demand and an accompanying upward trend in hog and pork prices. This year the increase in tonnage is still likely, but higher hog and pork prices are uncertain, since only modest changes in pork prices have occurred so far in the fourth quarter of 2009 and the supply of hogs that should go to market currently exceeds the demand. China’s economy appears to be expanding at a favorable rate, so the ability of citizens to consume their preferred protein products remains positive.

“Chinese citizens love pork and use it for their primary source of protein, for extra nourishment in the winter, and for traditional family celebrations, especially during the Chinese New Year and Spring Festival that occurs each year in the January-February period.

“We believe the outlook for the long-term potential of China's pork processing industry remains very positive. We are continuing to build a leading brand and higher market share in the pork category and are continuing to expand our processing and distribution plants to satisfy the increasing demand for our high quality products.”

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 5

Guidance and change in common shares outstanding

On October 15, 2009, Zhongpin completed its public offering of common stock, including the exercise of an over-allotment option, by issuing 4,600,000 common shares at $13.25 per share, resulting in gross proceeds of $60,950,000 and net proceeds of approximately $57.1 million.

As a result of the higher number of common shares outstanding, the Company has reduced its earnings per share guidance to account for the higher number of average shares outstanding for the fourth quarter and for the full year 2009. The shares issued in October 2009, of course, did not affect the average shares outstanding during the third quarter 2009.

Zhongpin’s full year 2009 guidance for revenues is now a range of $720 million to $730 million, with a gross margin of approximately 12.0 percent, and net profit margin of at least 6.0 percent. Diluted earnings per share for the full year 2009 has been revised downward, assuming stable but not increasing pork price in the fourth quarter and to adjust for the higher average common shares outstanding. The new diluted earnings per share range for the year 2009 is $1.38 to $1.40, which assumes diluted weighted average shares outstanding of about 31.1 million shares.

Revenues

Revenues in the third quarter of 2009 increased 26.7 percent to $194.9 million from $153.8 million in the third quarter of 2008. The growth was primarily due to higher volume for pork and pork products, partly offset by lower average prices for pork and pork products.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 6

The following table shows sales by product division for the three months ended September 30, 2009 and 2008.

	Sales by Division (unaudited)
	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	58,182	$107.9	$1,855	38,380	$86.1	$2,243
Frozen pork	34,967	60.6	$1,733	23,043	51.9	$2,252
Prepared pork products	10,086	22.5	$2,231	6,258	13.8	$2,205
Vegetables and Fruits	5,735	3.9	$680	3,449	2.0	$580
Total	108,970	$194.9	$1,789	71,130	$153.8	$2,162

Chilled pork revenues increased on higher tonnage at lower average prices. In the third quarter of 2009, our revenues from chilled pork products increased by 25.3 percent from the third quarter of 2008. Chilled pork tonnage increased 51.6 percent in the third quarter of 2009 from the third quarter of 2008. Our average price per metric ton for chilled pork during the third quarter of 2009 decreased 17.3 percent from the third quarter of 2008.

Frozen pork revenues increased on higher tonnage at lower average prices. During the third quarter, our revenues from frozen pork products increased by 16.8 percent from the third quarter of 2008. Frozen pork tonnage increased 51.7 percent in the third quarter of 2009 from the third quarter of 2008. Our average price per metric ton for frozen pork during the third quarter of 2009 decreased 23.0 percent from the third quarter of 2008.

Prepared pork revenues increased on higher tonnage at slightly higher average prices. In the third quarter, our revenues from prepared pork products increased 63.0 percent from the third quarter of 2008. Prepared pork tonnage increased 61.2 percent in the third quarter of 2009 from the third quarter of 2008. The average price per metric ton for prepared pork products during the third quarter of 2009 increased 1.2 percent from the third quarter of 2008.

Pork and pork products totaled 98.0 percent of total revenues in the third quarter of 2009, compared with 98.7 percent of total revenues in the third quarter of 2008.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 7

Vegetables and fruits revenues increased on higher tonnage at higher average prices. In the third quarter, the revenues from vegetables and fruits increased 95.0 percent from the third quarter of 2008. Tonnage of vegetables and fruits increased 66.3 percent in the third quarter of 2009 from the third quarter of 2008. The average price per metric ton for vegetables and fruits in the third quarter increased 17.2 percent from the third quarter of 2008.

Vegetables and fruits were 2.0 percent of total revenues in the third quarter of 2009 compared with 1.3 percent in the third quarter of 2008.

The increase in metric tons of pork and pork products sold during the third quarter of 2009 was partly due to Zhongpin’s effort to expand its retail distribution channels. The following table shows the changes in the Company’s retail distribution channels since September 30, 2008.

	Numbers of Stores and Cities Generating Sales Volume (unaudited)
	September 30,		Net	Percentage
	2009	2008	Increase	Increase
STORES AND COUNTERS
Showcase stores	141	123	18	14.6%
Branded stores	996	944	52	5.5%
Supermarket counters	2,041	1,928	113	5.9%
Total	3,178	2,995	183	6.1%

CITIES
First-tier cities	29	29	0	0.0%
Second-tier cities	117	100	17	17.0%
Third-tier cities	368	311	57	18.3%

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 8

In addition, expansion in its distribution channels and geographical coverage has been a significant factor in increasing Zhongpin’s sales volume. The following table shows revenues by distribution channel for the third quarters of 2009 and 2008.

	Sales by Distribution Channel (Dollars in millions) (unaudited)
	Three months ended September 30,		Net	Percentage
	2009	2008	Increase	Increase
Retail channels	$76.7	$65.6	$11.1	16.9%
Wholesalers & distributors	60.2	45.6	14.6	32.0%
Restaurants & food services	55.6	41.2	14.4	35.0%
Export	2.4	1.4	1.0	71.4%
Total	$194.9	$153.8	$41.1	26.7%

The increase in sales to different distribution channels was mainly due to the following factors:
(1) our production capacity has increased because our new Jilin, Tianjin and Yongcheng production facilities started production in late 2008 or early 2009; (2) we have built up our brand image and recognition through our advertising, display promotion, and sales campaign; (3) we have increased the number of stores and other channels through which we sell our products; and (4) we believe consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products. As presented in the table above, our most significant revenue increases were generated from our restaurants & food services and wholesalers & distributors. These two channels together are higher volume channels, and we increased our efforts to sell more to these two channels.

Cost of sales and gross profit margin

Cost of sales increased 27.5 percent to $171.1 million in the third quarter of 2009 from $134.2 million in the third quarter of 2008. Costs of sales primarily include expenses in raw materials, labor costs, and overhead.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 9

	Cost of Sales by Division (unaudited)
	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	58,182	$95.6	$1,643	38,380	$75.3	$1,962
Frozen pork	34,967	55.1	$1,576	23,043	46.6	$2,022
Prepared pork products	10,086	17.1	$1,695	6,258	10.5	$1,678
Vegetables and Fruits	5,735	3.3	$575	3,449	1.8	$522

Total	108,970	$171.1	$1,570	71,130	$134.2	$1,887

Gross profit margin (gross profit divided by sales revenue) decreased to 12.2 percent in the third quarter of 2009 from 12.7 percent in the third quarter of 2008. The decrease in the gross margin was primarily due to higher labor costs due to implementing the new labor law in China, the increase in our depreciation expense resulting from the new production facilities that were put into service over the past year, and Zhongpin’s strategic decision to take steps to increase its market share and utilization rate.

As a result, our gross profit margin was lower than the level we would expect to achieve when we fully integrate our new production facilities and open new regional markets for our products. We intend to adjust our production levels and product mix and the percentages of our sales through our different sales channels in the coming quarters to increase our gross profit margin.

General, administrative, and selling expenses

General and administrative expenses amounted to $4.5 million for each of the three-month periods ended September 30, 2009 and 2008. As a percentage of revenues, general and administrative expenses decreased to 2.3 percent in the third quarter of 2009 from 2.9 percent in the third quarter of 2008. The decrease was primarily due to a $0.4 million decrease in advertising expenses and a $0.1 million decrease in training fees, partly offset by a $0.2 million increase in stock option amortization expense and $0.2 million increase in intangible assets amortization expenses.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 10

Selling expenses increased 26.7 percent to $3.8 million in the third quarter of 2009 from $3.0 million in the third quarter of 2008, mainly due to a $0.4 million increase in promotion fees and a $0.2 million increase in salaries, both in support of successful selling efforts to achieve higher sales in pork and pork products. Selling expenses as a percent of revenues were 1.9 percent in the third quarter of 2009 compared with 2.0 percent in the third quarter of 2008.

Interest expense

Interest expense, net of interest income, remained at $1.7 million in the third quarters of 2009 and 2008, with higher average borrowings at lower average interest rates plus higher government subsidies in the third quarter of 2009 resulting in essentially the same interest expense as in the third quarter 2008.

Other income and government subsidies

Other income and government subsidies decreased to $0.1 million in the third quarter of 2009 from $0.5 million in the third quarter of 2008, primarily due to lower government subsidies.

Income taxes

The effective tax rate in China on income generated from the sale of prepared products is 25 percent. There is no income tax on income generated from the sale of raw meat, raw vegetables, or raw fruits. The increase of $0.4 million in the provision for income taxes in the third quarter of 2009 from the third quarter of 2008 was due to higher revenues from prepared pork products.

Net income

Net income increased 30.7 percent to $13.2 million in the third quarter of 2009 from $10.1 million in the third quarter of 2008 primarily due to higher revenues from higher tonnage sold at lower average prices, effective use and control of expenses, and government subsidies for research and development and interest expenses, partly offset by higher income taxes on higher-margin prepared pork products.

Earnings per share

Basic earnings per share increased 29.4 percent to $0.44 in the third quarter of 2009 from $0.34 in the third quarter of 2008.

Diluted earnings per share increased 29.4 percent to $0.44 in the third quarter of 2009 from $0.34 in the third quarter of 2008.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 11

Liquidity and Capital Resources

Warren Wang, Zhongpin’s Chief Financial Officer, said “At September 30, 2009 we had cash and cash equivalents of $26.8 million and working capital of $(25.7) million. Working capital is defined as current assets minus current liabilities. Considering our available lines of credit, which totaled approximately $213.5 million at September 30, 2009, we do not anticipate any cash shortage in the next twelve months. In addition, in October 2009, we completed a registered offering of our common stock and received net proceeds of approximately $57.1 million, which enables us to pay off any short-term debt as needed.”

For the nine months ended September 30, 2009, net cash provided by operating activities was $22.2 million, net cash used in investing activities was $83.6 million, and net cash provided from financing activities was $46.4 million. As a result, cash and cash equivalents decreased by $15.1 million in the nine months ended September 30, 2009.

Mr. Wang continued, “We believe our existing cash and cash equivalents, together with our available lines of credit will be sufficient to finance our investment in new facilities, operating requirements, and anticipated capital expenditures of approximately $53.3 million over the next 12 months, which will expand our capacity, construct supporting facilities, and supplement our working capital to enable us to strengthen our market position and accelerate our growth.”

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Standard Time in New York on Tuesday, November 10, 2009, which is 9:00 p.m. in Beijing on the same day. The live event on November 10, 2009 will be available at 11:00 a.m. in London and at 12:00 noon in West Europe.

Speaking on the call will be Mr. Xianfu Zhu, Chairman and CEO, Mr. Baoke Ben, Board Director and EVP, Mr. Warren (Feng) Wang, VP and CFO, and Mr. Sterling Song, Investor Relations Manager.

To participate in the live conference call, please dial one of the following numbers five to ten minutes prior to the scheduled starting time. When prompted by the operator, please enter the participant PIN code shown below to be connected to the call.

U.S. toll-free number	1-866-549-1292
International dial-in number	+852-3005-2050
Mainland China toll-free number	400-681-6949
Participant PIN code	326957#

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 12

A simultaneous live webcast of the conference call will be available on the Investor Relations section of Zhongpin’s website at www.zpfood.com. To listen to the call, please go to the website at least 15 minutes before the call’s start to register and to download and install any necessary audio software. An archive of the webcast will be available shortly after the conference call and can be reached in the Investor Relations section of Zhongpin’s website.

A telephone replay of the call will be available after the conclusion of the conference call through 9:00 a.m. Eastern Standard Time on December 9, 2009. The number for the toll-free telephone replay in the U.S. is 1-866-753-0743, with the conference reference number of 145136#. The international telephone dial-in replay number is +852-3005-2020, with the conference reference number of 145136#.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in the China covers 20 provinces plus Beijing, Shanghai, Tianjin and Chongqing and includes more than 3,000 retail outlets. Zhongpin's export markets include the European Union and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as downturns in the Chinese economy, unanticipated changes in product demand, any effect from the A(H1N1) virus on Zhongpin’s market or sales, interruptions in the supply of live pigs and or raw pork, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin’s ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin’s future financial performance and financing ability, changes in regulations, and other risks detailed in Zhongpin's filings with the United States Securities and Exchange Commission.

You are urged to consider these factors carefully in evaluating Zhongpin’s forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Financial statements follow.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 13

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In U.S. dollars	2009	2008	2009	2008

Revenues
Sales revenues	$194,851,183	$153,752,841	$510,547,733	$400,007,165
Cost of sales	(171,143,879)	(134,166,298)	(448,729,105)	(349,125,172)
Gross profit	23,707,304	19,586,543	61,818,628	50,881,993

Operating expenses
General and administrative expenses	(4,481,072)	(4,486,746)	(13,329,063)	(13,906,208)
Selling expenses	(3,768,061)	(3,032,930)	(9,348,419)	(7,348,563)
Research & development expenses	22,383	(712,620)	(2,968)	(1,138,030)
Gain on disposal of a subsidiary	57	-	654,143	-

Amortization of loss from sale-leaseback transaction	(16,669)	-	(49,998)	-
Total operating expenses	(8,243,362)	(8,232,296)	(22,076,305)	(22,392,801)
Income from operations	15,463,942	11,354,247	39,742,323	28,489,192

Other income (expense)
Interest income (expense), net	(1,740,306)	(1,650,110)	(4,503,801)	(2,453,138)
Other income (expense), net	106,236	64,440	397,585	(36,883)
Government subsidies	6,981	482,801	229,389	1,054,684
Total other income (expense)	(1,627,089)	(1,102,869)	(3,876,827)	(1,435,337)

Net income before taxes	13,836,853	10,251,378	35,865,496	27,053,856
Provision for income taxes	(602,142)	(200,986)	(2,166,038)	(1,193,893)
Net income	$13,234,711	$10,050,392	$33,699,458	$25,859,963

Foreign currency translation adjustment	95,942	1,875,399	(167,205)	11,645,902
Comprehensive income	$13,330,653	$11,925,791	$33,532,253	$37,505,865

Basic earnings per common share	$0.44	$0.34	$1.13	$0.90
Diluted earnings per common share	$0.44	$0.34	$1.12	$0.89
Basic weighted average shares outstanding	29,744,291	29,543,640	29,711,018	28,587,297
Diluted weighted average shares outstanding	30,217,697	29,905,010	30,026,153	29,019,128

The accompanying notes are an integral part of these financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 14

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED  BALANCE  SHEETS

	September 30,	December 31,
In U.S. dollars	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$26,802,325	$41,857,166
Restricted cash	25,559,875	17,040,201
Bank notes receivable	5,323,181	1,268,890
Accounts receivable	26,272,416	20,432,752
Other receivables	1,106,285	1,907,243
Purchase deposits	7,461,129	4,308,852
Inventories	31,940,372	16,724,217
Prepaid expenses	241,124	360,265
Value added tax recoverable	12,737,825	7,432,365
Assets held for sale	-	623,871
Deferred tax assets	310,759	311,055
Other current assets	130,745	96,402
Total current assets	137,886,036	112,363,279

Property and equipment, net	187,908,499	133,684,051
Deposits for purchase of land usage rights	8,717,719	6,429,295
Construction in progress	32,589,566	40,773,039
Land usage rights	61,440,278	35,983,947
Deferred charges	176,889	231,769
Other noncurrent assets	412,110	412,503
Total assets	$429,131,097	$329,877,883

LIABILITIES AND EQUITY
Current liabilities
Short-term loans	$96,805,828	$67,893,001
Bank notes payable	19,859,423	13,252,180
Long-term loans, current portion	4,538,700	145,671
Accounts payable	11,022,371	9,528,937
Other payables	18,117,760	7,130,384
Accrued liabilities	6,038,090	5,055,660
Deposits from customers	5,919,773	4,331,774
Tax payable	1,233,591	1,382,589
Deferred tax liabilities	94,722	94,812
Total current liabilities	163,630,258	108,815,008

Deposits from customers, long-term portion	1,638,159	2,420,967
Capital lease obligation	3,166,935	4,252,743
Long-term loans	33,631,815	23,475,174
Total liabilities	202,067,167	138,963,892

Equity
Preferred stock	644	2,129
Common stock	29,233	27,505
Additional paid-in capital	108,298,215	105,680,772
Retained earnings	99,808,453	66,108,995
Accumulated other comprehensive income	18,927,385	19,094,590
Total equity	227,063,930	190,913,991
Total liabilities and equity	$429,131,097	$329,877,883

The accompanying notes are an integral part of these financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 15

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

In U.S. dollars	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$33,699,459	$25,859,963
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	6,031,646	3,194,119
Amortization	700,336	321,975
Allowance for doubtful account	(159,649)	876,515
Other income	(105,734)	-
Gain on disposal of a subsidiary	(649,726)	-
Non-cash compensation expense	1,206,486	1,172,465

Changes in operating assets and liabilities:
Accounts receivable	(6,087,329)	2,026,268
Other receivables	1,109,764	3,106,460
Purchase deposits	(3,353,892)	(1,247,842)
Prepaid expense	118,728	(26,296)
Inventories	(15,233,775)	4,900,962
Tax refunds receivable	(5,310,123)	(3,131,223)
Other current assets	(34,419)	-
Deferred charges	54,635	-
Accounts payable	1,520,789	1,523,517
Other payables	6,787,710	2,432,317
Accrued liabilities	1,083,418	2,756,036
Taxes payable	(147,615)	1,300,681
Deposits from customers	943,127	2,608,668
Net cash provided (used) by operating activities	22,173,836	47,674,585

Cash flows from investing activities:
Deposits for purchase of land usage rights	(7,128,875)	(28,654)
Construction in progress	(43,576,794)	(57,838,392)
Additions to property and equipment	(8,610,134)	(10,691,673)
Additions to land usage rights	(17,093,428)	(370,161)
Proceeds on disposal of fixed assets	111,548	75,669
Increase in restricted cash	(8,532,020)	(1,480,708)
Proceeds from disposal of a subsidiary	1,226,289	-
Net cash used in investing activities	(83,603,414)	(70,333,919)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	2,563,194	(6,293,518)
Proceeds from (repayment of) short-term loans	28,964,439	17,757,665
Proceeds from long-term loans	14,641,258	15,752,767
Repayment of long-term loans	(75,855)	(195,111)
Proceeds from capital lease obligations	(1,081,270)	-
Proceeds from exercise of warrants	1,411,200	1,236,923
Net cash provided by financing activities	46,422,966	28,258,726

Effects of rate changes on cash	(48,229)	3,436,331
Increase (decrease) in cash and cash equivalents	(15,054,841)	9,035,723
Cash and cash equivalents, beginning of period	41,857,166	45,142,135
Cash and cash equivalents, end of period	$26,802,325	$54,177,858

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,311,058	$3,691,752
Cash paid for income taxes	$2,663,578	$436,073

The accompanying notes are an integral part of these financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District, Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin reports record results for third quarter 2009 and reduces guidance due to pork prices and higher shares outstanding • News release of November 9, 2009 — page 16

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86-10-8286-1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86-10-8286-1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Mobile +86-139-2337-7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86-139-1141-3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1-212-618-1978 in the USA
kli@christensenir.com

SOURCE Zhongpin Inc.

www.zpfood.com